Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter 2010 Results

Houston, Texas — May 11, 2010 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced  a net loss of ($29.7) million, or ($0.09) per basic and diluted share, for the three months ended March 31, 2010, compared with a net loss of ($11.6) million, or ($0.05) per pro forma basic and diluted share, for the same period in 2009.

Operating costs and expenses increased in the first quarter to $29.8 million mainly due to dry hole expense and impairment charges related to the Criollo #1 and Firefox #1 exploratory wells and the Heidelberg #2 appraisal well.  This was offset by decreased seismic and exploration costs attributable to the reimbursement of such costs as a result of Cobalt’s partnership in West Africa.

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s exploration program, operations activity, and first quarter results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, Rodney L. Gray, Chief Financial Officer, and James W. Farnsworth, Chief Exploration Officer.

The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853, or for international callers, (201) 612-7415. The passcodes for the replay are account number 3055 and access code 349427. The replay will be available until May 25, 2010.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Cobalt’s website at www.cobaltintl.com in the Investors—Presentations and Publications section. A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil and gas exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings.  Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:

John Wilkirson

Vice President, Strategic Planning and Investor Relations

+1 (713) 452-2322

Media Relations:

Rich Smith

Vice President

+1 (713) 579-9141

Consolidated Statement of Operations Information (Unaudited):

	For Three Months Ended March 31,
	2010	2009
	(in thousands except per share data)
Oil and gas revenue	$—	$—
Operating costs and expenses
Seismic and exploration	(8,317)	3,709
Dry hole expense and impairment	25,852	—
General and administrative	12,112	7,756
Depreciation and amortization	182	165
Total operating costs and expenses	29,829	11,630
Operating income (loss)	(29,829)	(11,630)
Other income (expense)
Interest income (expense), net	97	(3)
Total other income (expense)	97	(3)
Net income (loss) before income tax	$(29,732)	$(11,633)
Income tax expense	—	—
Net income (loss)	$(29,732)	$(11,633)

Weighted average common shares outstanding	348,122,446
Basic and diluted income (loss) per share	$(0.09)

Net income (loss) as reported		$(11,633)
Pro forma income tax expense		—
Pro forma management fees		168
Pro forma net income (loss) applicable to common shareholders		$(11,465)

Pro forma weighted average common shares outstanding(1)		228,998,677
Pro forma basic and diluted income (loss) per share(2)		$(0.05)

(1) Pro forma basic earnings (loss) per share was calculated by dividing pro forma net income (loss) applicable to common shareholders by the pro forma weighted average number of common shares outstanding for the three months ended March 31, 2009.  Pro forma net income or loss applicable to common shares reflects net income (loss) as reported and gives effect to (1) an adjustment for income taxes as if Cobalt was subject to taxation for the entire period and (2) an adjustment to remove management fees paid to Cobalt’s former private equity owners that terminated at the time of the IPO.

(2) The pro forma weighted average shares outstanding used in the computation of pro forma basic and diluted income (loss) per share has been computed taking into account the conversion ratio at the time of the IPO of all partnership units into shares of common stock, including vested shares of restricted stock, as if the conversion occurred as of the beginning of the period.

Consolidated Balance Sheet Information (Unaudited):

	March 31, 2010	December 31, 2009
	(in thousands, except share data)
Cash and cash equivalents	$981,780	$1,093,100
Total current assets	1,089,819	1,154,487
Total property, plant and equipment	469,113	471,612
Restricted deposits	337,305	186,006
Total assets	1,896,237	1,812,105
Total current liabilities	78,509	70,523
Total stockholders’ equity (348,909,307 and 340,517,583 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively)	1,817,728	1,741,582
Total liabilities and stockholders’ equity	1,896,237	1,812,105

Consolidated Statement of Cash Flows Information (Unaudited):

	For Three Months Ended March 31,
	2010	2009
	(in thousands)
Net cash provided by (used in):
Operating activities	$(59,568)	$(29,025)
Investing activities	(153,008)	(13,983)
Financing activities	101,256	42,555